Savant Alaska, LLC
730 Seventeenth Street
Suite 410
Denver, CO 80202-3510
Phone: 303-592-1905
Fax: 303-592-1909

P.O. Box 112212
Anchorage, AK 99511
Phone: 907-868-1258

SAVANT

December 16, 2009

Coronado Corp.
518 17th Street, Suite 1000
Denver, CO 80202

Attention: Larry Kellison

Re: Letter Agreement
Badami Unit Project
North Slope, Alaska

Gentlemen:

Savant Alaska, LLC's ("Savant") Red Wolf Prospect targets a 45 MMBO 3-D seismic defined structure on trend with BP Exploration (Alaska) Inc.'s ("BP") Endicott and Liberty Fields on the North Slope of Alaska, within the approximate 26,140.74 acre Badami Unit as shown on the plat attached hereto as Exhibit "A". In winter 2009, the Red Wolf Test Well (B1-38) was directionally drilled to an intermediate casing point of 12,835' MD from the onshore Badami Unit gravel pad before operations were suspended approximately 2,500' short of the objective formation at the end of the winter drilling season. This well targets a potentially oil saturated Mississippian Kekiktuk Zone 2 interval. B1-38 costs to date are approximately $18.9 million and it is anticipated an incremental $5.53 million will be spent to test the Red Wolf Prospect's primary objective during the 2010 tundra road-drilling season.

Savant also plans to reenter and horizontally sidetrack a Brookian Redevelopment Well (B1-18), workover the B1-36 and B1-11A wells and re-start the Badami Unit Plant ("Brookian Redevelopment Program") in the proven productive and currently shut-in Badami Field. The Brookian Redevelopment Program is expected to cost approximately $15.3 million. The Brookian Redevelopment Program targets an additional 10 MMBO of proved and probable reserves.

Pending the preparation and execution of a definitive mutually acceptable Assignment and Assumption Agreement between Savant and Coronado Corp. ("Coronado"), this Letter Agreement summarizes the parties understanding for Coronado to participate in and earn 15% of 8/8ths of the interest, obligations, indemnities, and liabilities from

Savant, in that certain Badami Unit Farmout Agreement ("Farmout Agreement") dated effective June 15, 2008 as amended, by and between BP and Savant, as follows:

1. Coronado shall participate in the B1-38 Well (Red Wolf Prospect) to be drilled directionally from the Badami Unit gravel pad to an approximate depth of 12,500' (TVD) to test the Mississippian Kekiktuk Zone 2 interval. Coronado shall pay the next $3,240,000 of Savant's related costs involved in said well including but not limited to rig and crew mobilization costs, road costs, camp costs, permitting costs, drilling, testing, and completion costs, etc., and 15% of all other related costs thereafter. These costs are estimated to total $3,526,718 net to Coronado.

2. Coronado shall participate in the B1-18 Well (Sidetrack) to be drilled horizontally in the Brookian Formation up to 2,000' in length, but not less than 600' in length. Coronado shall pay 20% of all related costs involved in said well including but not limited to rig and crew mobilization costs, road costs, camp costs, permitting costs, drilling, testing, and completion costs etc., through hookup to tanks/pipeline, estimated to total $1,534,118 net to Coronado. Coronado shall pay 15% of any related costs that exceed the estimated total of $1,534,118 and all related well operating costs thereafter.

3. Coronado shall participate in the B1-11A Well Brookian Formation workover, the B1-36 Well Brookian Formation workover, and the Badami Unit Plant Restart. Coronado shall pay 15% of all related costs involved in said operations, estimated to total $1,080,000 net to Coronado.

4. Coronado's share of plugging and abandonment escrow liability for the wells referenced in Paragraphs 1-3 is estimated to total $175,200 net to Coronado and will be payable in accordance with Paragraph 6 below.

5. Upon signing this Letter Agreement, Coronado shall pay Savant a performance deposit ("Performance Deposit") in the amount of $325,000. Immediately thereafter, Savant will seek BP's consent to assign a 15% interest in the Farmout Agreement to Coronado and if said consent to assign is granted by BP, the Performance Deposit will become non-refundable. Should BP not consent to the assignment of the Farmout Agreement to Coronado, Savant shall immediately refund Coronado's Performance Deposit and this Letter Agreement shall be deemed terminated and neither party shall have any further obligation to the other.

6. Upon BP's consent to assign and the signing of the formal Assignment & Assumption Agreement, Coronado shall pre-pay to Savant, 100% of its projected estimated expenditures for the 2009-2010 operations less the Performance Deposit. Savant shall share with Coronado, as to its 15% working interest, any concessions from BP which reduce the cost of the Badami Unit Plant Restart or refund to Coronado any cost savings in the drilling and completion operations which result in Coronado's net costs being less than Coronado's pre-paid expenditures.

7. Coronado shall issue 1,000,000 Warrants to Savant at a strike price of $0.75 each within five (5) business days after such time as the formal Assignment and Assumption Agreement has been fully executed.

8. Savant represents that to the best of its knowledge, the Farmout Agreement remains in full force and effect and that Savant is in full compliance with all terms and conditions thereof.

9. The parties shall sign the formal Assignment and Assumption Agreement on or before January 15, 2010 or this Letter Agreement shall terminate at Savant's sole option.

10. No press release, public announcement or similar public communication will be made or caused to be made concerning the execution, performance, or terms of this Letter Agreement unless specifically approved in advance in writing by each Savant and Coronado.

11. Savant shall issue a Promissory Note to Coronado on or before December 22, 2009 in the amount of $4,700,000 and will be fully payable, from such funds advanced in Section 6 above, upon the signing of the formal Assignment and Assumption Agreement. Interest shall accrue on the Promissory Note at an annual rate of 10% upon issuance.

12. Coronado shall have the right to purchase a 15% working interest in State of Alaska Leases Numbers ADL-391380 and ADL-391431 identified as "Individual Lease Lands" as shown on the plat attached hereto as Exhibit "A". If Coronado elects to participate in the subject leases, Coronado shall reimburse Savant for 15% of Savant's lease bonus costs and delay rental costs totaling $30,233.60 gross and $4,535.04 net (15%) to Coronado.

13. In addition to the other conditions herein, the closing of the contemplated Assignment & Assumption Agreement is subject to the approval of Savant's and Coronado's boards of directors, for which approval has not been obtained.

14. It is not the intention of the parties to create a partnership, joint venture, mining partnership or association. The liability of the parties shall be several and separate, and not joint or collective, and each party shall be responsible only for its share of obligations and liabilities. Further, Coronado shall unconditionally and irrevocably guaranty unto Savant, the full and timely payment of its share of all costs, expenses, obligations, debts, and liabilities under the Farmout Agreement.

Upon execution of this Letter Agreement, the parties are committed to the above terms subject to the terms being incorporated into a mutually acceptable formal Assignment and Assumption Agreement and obtaining BP's consent to an assignment of the Farmout Agreement as contemplated herein. In the event Coronado has not provided Savant with an executed original copy of this Letter Agreement and the Performance Deposit on or before December 16, 2009, Savant at its sole option may elect to rescind this Letter Agreement in its entirety and this Letter Agreement shall be null and void.

Very truly yours,

Greg R. Vigil
Executive Vice President

AGREED TO and ACCEPTED this 16th day of December, 2009.

Coronado Corp.

By: Larry B. Kellison

Title: PRESIDENT

P/LDL/Forms/Savant-Coranado Badami Letter Ag 12-16-09


Exhibit "A"
Letter Agreement dated December___, 2009
between Savabt Alaska, LLC
and Ocean Energy Inc
Badami Unit Outline
Badami Sands PA
Farmout Agreement Phase I Lands
Farmout Agreement Phase II Lands
Individual Lease Lands
T10N-R19E
PHASE I LANDS
BADAMI SANDS PA
PHASE II LANDS
T9N-R19E
T9N-R20E
BADAMI UNIT